Exhibit 10.1
ABINGTON BANK
AMENDED AND RESTATED
BOARD OF DIRECTORS RETIREMENT PLAN
(As Amended and Restated Effective as of January 25, 2011)

ABINGTON BANK
AMENDED AND RESTATED
BOARD OF DIRECTORS RETIREMENT PLAN
This Abington Bank Amended and Restated Board of Directors Retirement Plan (originally the “Abington Bank Board of Trustees Retirement Plan”) was originally adopted as of January 8, 1992, was amended as of January 10, 1996 and February 20, 2002, and was further amended and restated in October 2002 (the “Original Plan”). The Original Plan was amended and restated effective as of November 28, 2007 in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and at such time was also renamed the Abington Bank Amended and Restated Board of Directors Retirement Plan (the “Prior Plan”). The Prior Plan is now being amended and restated effective as of January 25, 2011, in order to add certain provisions that shall apply in the event of a change in control of Abington Bank (the “Bank”) or Abington Bancorp, Inc. (as amended and restated, the “Retirement Plan”). This Retirement Plan is designed to comply with and shall at all times be construed consistent with Section 409A of the Code and the regulations promulgated thereunder.
W I T N E S S E T H
WHEREAS, the Board of Directors of the Bank has previously established this Retirement Plan for the members of its Board of Directors, and the Chief Executive Officer of the Bank has previously agreed to administer this Retirement Plan; and
WHEREAS, the Board of Directors of the Bank desires to amend and restate this Retirement Plan in the manner set forth herein;
NOW, THEREFORE, intending to be legally bound, the Board of Directors and the Chief Executive Officer agree as follows:
I. Disclaimer
This is a non-qualified pension plan created at the discretion of the Board of Directors for the benefit of Directors of the Bank. The benefits established under this Retirement Plan may be modified or terminated by the Board of Directors at which time the balance of the Trust Fund, if any, will be retained by the Bank.
II. Definitions
Administrator — the person designated by the Board of Directors to administer this Retirement Plan on behalf of the Board of Directors, who shall be the Chief Executive Officer of the Bank or his designee with the prior approval of the Board of Directors.
Board of Directors — collectively, those individuals elected to serve as Directors of the Bank and any successor board which shall maintain this Retirement Plan.

Change in Control — shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.
Corporation — means Abington Bancorp, Inc., the parent holding company of the Bank.
Director — an individual elected to serve as a Director of the Bank and any successor.
Retirement Plan — this written instrument, including all amendments thereto.
Separation from Service — means a termination of a Director’s services (whether as an employee or as an independent contractor) to the Corporation and the Bank. Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Corporation, the Bank and the Director reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Director would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.
Specified Employee — shall have the meaning set forth in Treasury Regulation §1.409A-1(i), or any successor to such regulation.
Trust Fund — the assets of this Retirement Plan as the same shall exist from time to time.
III. ELIGIBILITY
A Director is not eligible for any benefits under this Retirement Plan until the Director has a Separation from Service from the Board of Directors after reaching age seventy-five (75) and completing his or her term as a Director, except as set forth below (i) in the event of the Director’s death while in active service of the Corporation or the Bank or (ii) in the event of a Change in Control followed by the Director’s Separation from Service prior to reaching age seventy-five (75). There is no minimum years of service required to participate in this Retirement Plan.
There are no benefits payable under this Retirement Plan for a Director who has a Separation from Service, voluntarily or involuntarily, before reaching age seventy-five (75) and completing his or her term as a Director, provided, however, in the event a Director dies while serving as a Director, he or she shall be deemed to have satisfied the service requirement to age seventy-five (75) and shall be entitled to the benefit provided for in Section IV of this Retirement Plan. Notwithstanding the foregoing, in the event of a Change in Control followed by the Director’s Separation from Service prior to reaching age seventy-five (75), the age seventy-five (75) requirement shall be waived with respect to the amount of the benefits accrued in accordance with generally accepted accounting principles (the “Accrued Benefit”) under this Retirement Plan on behalf of the Director, so that the Director shall be entitled to receive the amount of his Accrued Benefit determined as of the date of the Director’s Separation from Service. The Accrued Benefit shall be payable at the same time and in the same form (i.e., semi-annual installments over 10 years) as set forth in, and subject to the terms and conditions set forth in, Section IV of this Retirement Plan.

IV. AMOUNT OF RETIREMENT BENEFIT
(a) After retiring from the Board of Directors and meeting the requirements in Section III above (other than following a Change in Control), an annual benefit equal to seventy-five percent (75%) of the directors’ fee paid in the year of retirement (on an annualized basis) shall be payable to the Director for a period of ten (10) years (i.e., ten years continuous). The Bank shall pay the annual benefit in equal semi-annual installments, with the semi-annual installments to be paid on the first business day of January and July of each calendar year. The semi-annual installments shall commence on the first business day of January in the year immediately following the year in which the Director has a Separation from Service; provided, however, if the Director is a Specified Employee as of the date of his Separation from Service, then the first semi-annual installment shall be paid on the later of (1) the first business day of January in the year immediately following the year in which Separation from Service occurs, or (2) the first day of the month following the lapse of six months after the date of the Separation from Service, and subsequent semi-annual payments shall be made at their normally scheduled intervals.
(b) In the event a Director dies while receiving benefit payments under this Retirement Plan but prior to receiving twenty (20) semi-annual installment payments, the Director=s designated beneficiary(ies), or his or her estate in the event there is no surviving beneficiary, shall be entitled to receive the remaining semi-annual installment payments until the Director and such beneficiary(ies) or estate have received a total of twenty (20) semi-annual installment payments. If a Director dies while serving as a member of the Board of Directors, the Director=s designated beneficiary(ies), or the Director=s estate in the event there is no surviving beneficiary, shall be entitled to receive the present value of the Director=s accrued retirement benefit at the date of death, payable as a lump sum.
V. FINANCING THE RETIREMENT PLAN
The Board of Directors may fund the Trust Fund, at its discretion, by making deposits into an interest-bearing account or such other investment as the Executive Committee of the Bank, in its sole discretion, deems appropriate. Members of the Board of Directors shall have no vested interest in the Trust Fund.
VI. POWERS AND RESPONSIBILITIES OF THE ADMINISTRATOR
The Administrator shall serve at the discretion of the Board of Directors.
The primary responsibility of the Administrator is to administer this Retirement Plan and Trust for the exclusive benefit of the Directors in accordance with this Retirement Plan. The Administrator may establish procedures, correct any defect, and supply any information as shall be deemed necessary or advisable to carry out the purpose of this Retirement Plan.

The Administrator shall be charged with the duties of the general administration of this Retirement Plan, including, but not limited to, the following:
(a) to determine all questions relating to the benefits payable to the Directors;
(b) to compute and distribute the amount of benefits to which any Director shall be entitled hereunder;
(c) to maintain all necessary records for the administration of this Retirement Plan;
(d) to consult with the Board of Directors regarding the short and long-term liquidity of this Retirement Plan;
(e) to pay all expenses of administration of this Retirement Plan out of the Trust Fund upon approval of the Executive Committee of the Bank; and
(f) upon termination of this Retirement Plan, to distribute any principal and interest accumulated in the Trust Fund to the Bank.
VIII. RIGHTS OF DIRECTORS UNDER THE RETIREMENT PLAN
The rights of a Director or a Director=s beneficiary(ies) to benefits under this Retirement Plan shall be solely those of an unsecured creditor of the Bank. The assets of the Trust Fund shall not be deemed to be held for the benefit of a Director or a Director=s beneficiary(ies) or to be security for the performance of the Bank=s obligations pursuant hereto, but shall be and remain a general asset of the Bank.
IX. TERMINATION OF THE RETIREMENT PLAN. A termination of the Retirement Plan will not be a distributable event, except as set forth below. The Bank may, in its discretion, elect to irrevocably terminate this Retirement Plan within the 30 days preceding a Change in Control and accelerate the payment of benefits under this Retirement Plan, provided that each of the following conditions are satisfied: (1) all arrangements sponsored by the Corporation or the Bank and any successors immediately following the Change in Control that would be aggregated with the Retirement Plan under Treasury Regulation §1.409A-1(c)(2) are also irrevocably terminated with respect to each participant that experienced the Change in Control event, (2) each Director or beneficiary who is in the process of receiving semi-annual installments of his or her retirement benefits under Section III above shall receive all remaining unpaid installments in a lump sum payment within 30 days following the date of termination of this Retirement Plan, (3) each Director who is still employed by the Bank as of the date of termination of this Retirement Plan shall receive his or her Accrued Benefit in a lump sum payment within 30 days following the date of termination of this Retirement Plan, (4) all participants under the other aggregated arrangements which are required to also be terminated receive all of their benefits under the terminated arrangements within 12 months of the date that all necessary action to irrevocably terminate this Retirement Plan and the other aggregated arrangements is taken, and (5) any other requirements imposed by Treasury Regulation §1.409A-3(j)(4)(ix) are also satisfied.

IN WITNESS WHEREOF, this Retirement Plan has been executed as of the day and year first written above.

BOARD OF DIRECTORS

Dated: January 25, 2011	By:	/s/ Robert W. White
Robert W. White, Chairman, President
and Chief Executive Officer

ADMINISTRATOR

Dated: January 25, 2011	By:	/s/ Robert W. White
Robert W. White, Chairman, President
and Chief Executive Officer

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